Exhibit 10.16
LOGMEIN, INC.
500 Unicorn Park Drive
Woburn, MA 01801
April 1, 2008
James Kelliher
c/o LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, MA 01801
Dear James:
     I am pleased to reaffirm your position with LogMeIn, Inc., as Chief Financial Officer. This letter amends and restates your previous offer letter, dated April 20, 2006. Upon signing this letter, the previous offer letter will be cancelled and be of no future force and effect except with respect to the provisions relating to the vesting of your option. If you decide to continue with us, you will receive an annual salary of $225,000. Your salary will be paid in accordance with LogMeIn’s standard payroll practice, which is currently semi-monthly (i.e. $9,375.00 per pay period). Your salary will be updated from time to time as determined by the Compensation Committee. As an employee, you will also be eligible to receive employee benefits including twenty (20) vacation days per year which accrue monthly. You will also be eligible to participate in the Company’s benefit plans and fringe benefits, including the Company’s health plan. The Board of Directors reserves the right from time to time to change the Company’s employee benefit plans and fringe benefits.
     Each calendar year, you will be eligible for a discretionary annual bonus. The Company’s bonus plan is subject to review and approval by the Company’s Board of Directors and Compensation Committee and is based upon specific Company and individual performance goals established annually by Management and the Board of Directors.
     Additionally, from time to time it may be recommended at one of the meetings of the Company’s Board of Directors or Compensation Committee that the Company grant you an option to purchase shares of the Company’s Common Stock at a price per share to be determined by the Company’s Board of Directors or Compensation Committee. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and stock option agreement.
     Upon a Change in Control of the Company (as that term is defined in the Company’s 2004 Equity Incentive Plan), fifty percent (50%) of your initial option to purchase 430,000 shares shall become exercisable as to any and all shares subject to the 430,000 share option that are not exercisable in full at the time of such Change in Control.

     As described in your original offer letter, regarding your initial option grant of 430,000, in the event that at any time within the first one (1) year following a Change in Control (as such term is defined in the Company’s 2004 Equity Incentive Plan) you are subject to an “Involuntary Termination” from employment with the Company other than for Cause, the remaining unvested shares set forth in said option grant shall become exercisable as to any and all shares subject to said option that were not exercisable in full at the time such termination becomes effective. For purposes of this provision only, “Involuntary Termination” is defined as only the occurrence of one of the following: (i) without your express written consent, there is a significant reduction of your duties or responsibilities relative to your duties or responsibilities immediately prior to such reduction; (ii) without your express written consent, there is a material reduction by the Company of your base salary in effect immediately prior to such reduction, other than any reduction that is part of a general reduction of employee or officer salaries; (iii) without your express written consent, you are relocated to a facility or location such that your daily commute is increased more than one hundred miles from what it had been on the commencement of your employment; or (iv) any termination of your employment by the Company other than for “Cause.” Further for the purposes of this provision of this letter agreement only, “Cause” shall mean: (i) fraud, misappropriation, embezzlement or other act of material misconduct against the company including without limitation, unauthorized use or disclosure of Company or third part confidential information or trade secrets; (ii) conviction of any criminal act involving a felony or crime of moral turpitude including without limitation, misappropriation of funds or property; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (iv) any intentional or material failure to perform your obligations hereunder or material gross negligence in performance of such duties; (v) any continuing failure to perform your obligations hereunder or continuing negligence in performance of such duties after you have been informed in writing of your default in performing such duties and such failure or negligence continues for 30 days following such written notice; or (vi) any material breach of the terms of this letter agreement. Nothing in this provision of this letter agreement or otherwise with regard to the course of dealings between yourself and the Company shall modify the employment arrangements you have with the company from being at-will.
     You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company as may be in effect from time to time, in addition to any changes therein which may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.
     As a condition of your continued employment with the Company, you agree to continue to abide by the Company’s standard Confidentiality and Assignment of Inventions and Non-Competition Agreement, which you signed on April 26, 2006.
     The employment relationship between the Company and you is at-will, and your employment relationship may be terminated by the Company or you for any reason or for no reason. You represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract to which you were, are or may become a party on or at any time after the date you commenced your employment with the Company, or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

Sincerely, LogMeIn, Inc.
By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	CEO

I hereby acknowledge that I have had a full and adequate opportunity to read, understand, and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.
     /s/ James Kelliher
James Kelliher
Date: April 23, 2008